FOR IMMEDIATE RELEASE:                        CONTACT:
----------------------                        --------
October 3, 2005                               Courtney Degener
                                              213.271.1600


     CADIZ ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER


     LOS ANGELES, CA -- Cadiz Inc., (Nasdaq:CDZI), is pleased to announce today the appointment of O'Donnell Iselin as Chief
Financial Officer.

     Mr. Iselin brings over 20 years of financial experience to the position as well as experience in the water industry. Since October 2004, Mr. Iselin has been Treasurer of Southwest Water Company, a Nasdaq listed water utility and services company. From 1989 to 2004, Mr. Iselin was employed in various capacities by Hughes Electronics Corporation, now The DIRECTV Group, Inc., serving since 2000 as Director of Treasury.

     Mr. Iselin received his M.B.A. from Amos Tuck School of
Business at Dartmouth College in 1979, with a concentration in finance and international management. In 1976 he graduated cum laude from Harvard University with a B.A. in economics.

     Founded in 1983, Cadiz Inc. is a publicly held water resource management firm. The Company owns significant landholdings with substantial water resources throughout
California. Further information on the Company can be obtained by visiting its corporate web site at www.cadizinc.com.

     This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company's forward-looking statements include the Company's ability to maximize value for Cadiz land and water resources, the Company's ability to obtain new financing as needed, and other factors and considerations detailed in the Company's Securities and Exchange Commission filings.


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